UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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LADISH CO., INC
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LADISH CO., INC.
5481 South Packard Avenue
Cudahy, Wisconsin 53110

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2007

        This Proxy Statement is furnished to the stockholders of Ladish Co., Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the Four Points Hotel Sheraton Milwaukee Airport, Creole Meeting Room, 4747 South Howell Avenue, Milwaukee, Wisconsin on Wednesday, May 2, 2007 at 10:00 a.m., Central Daylight Time (the “2007 Annual Meeting”), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

        This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 2, 2007.

RIGHT TO REVOKE PROXY

        Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by filing with the Company a written revocation at or prior to the 2007 Annual Meeting, by executing a proxy bearing a later date or by attending the 2007 Annual Meeting and voting in person the shares of stock that such stockholder is entitled to vote. Unless the persons named in the proxy are prevented from acting by circumstances beyond their control, the proxy will be voted at the 2007 Annual Meeting and at any adjournment thereof in the manner specified therein, or if not specified, the proxy will be voted:

        (1)     FOR the election of the six (6) nominees listed under “Election of Directors” as nominees of the Company for election as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

        (2)     To ratify the action taken by the Audit Committee of the Board of Directors in retaining the independent registered public accounting firm of Grant Thornton LLP as the independent auditors of the Company for 2007; and

        (3)     At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the 2007 Annual Meeting or any adjournment thereof.

BY WHOM AND THE MANNER IN WHICH PROXY IS BEING SOLICITED

        The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the 2007 Annual Meeting, including the cost of mailing, will be borne by the Company. To the extent necessary to assure sufficient representation at the 2007 Annual Meeting, officers and regular employees of the Company, at no additional compensation, may request the return of proxies personally, by telephone, facsimile, mail, or other method. The extent to which this will be necessary depends entirely upon how promptly proxies are received. Stockholders are urged to send in their proxies without delay. The Company will supply brokers, nominees, fiduciaries and other custodians with proxy materials to forward to beneficial owners of shares in connection with the request from the beneficial owners of authority to execute such proxies, and the Company will reimburse such brokers, nominees, fiduciaries and other custodians for their expenses in making such distribution. Management has no knowledge or information that any other person will specifically engage any persons to solicit proxies.

VOTING SECURITIES AND STOCKHOLDERS

        The outstanding voting securities of the Company consist entirely of shares of Common Stock, $0.01 par value per share, each share of which entitles the holder thereof to one vote. The record date for the determination of the stockholders entitled to notice of and to vote at the 2007 Annual Meeting, or any adjournment thereof, has been established by the Board of Directors as the close of business on March 21, 2007. At that date, there were outstanding and entitled to vote 14,503,467 shares of Common Stock.

        The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2007 Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

        The proxy card provides space for a stockholder to withhold voting for any nominee for the Board of Directors or to abstain from voting for any other proposal if the stockholder chooses to do so. Under Wisconsin law, directors are elected by a plurality of the votes cast at the meeting. Each other matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast “for” or “against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

        As of March 26, 2007, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock of the Company, except as shown in the following table:

Name & Address of Beneficial Owner	No. of Shares Beneficially Owned	Percent of Class
Provident Investment Counsel, Inc. (1)	845,267	5.8%
300 N. Lake Avenue
Pasadena, California 91101
Tygh Capital Management, Inc. (1)	759,129	5.2%
1211 SW 5th Avenue, Suite 2100
Portland, Oregon 97204
Luther King Capital Management Corp. (1)	753,965	5.2%
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
Lazard Asset Management LLC (1)	752,403	5.2%
30 Rockefeller Plaza
New York, New York 10112

(1)     Information regarding the above stockholders and their beneficial ownership of the Company’s shares was obtained from the Schedule 13G of Provident Investment Counsel, Inc. dated January 10, 2007; the Schedule 13G of Tygh Capital Management, Inc. dated February 12, 2007; the Schedule 13G of Luther King Capital Management Corp. dated January 30, 2007; and the Schedule 13G of Lazard Asset Management LLC dated January 31, 2007.

        The following table shows the number of shares of Common Stock beneficially owned by each director or nominee, by the executive officers named below in the Summary Compensation Table and by all directors, nominees and executive officers as a group, based upon information supplied by them:

Name	Number of Shares Beneficially Owned At March 21, 2007 (1)	Percent Of Class
Lawrence W. Bianchi	0	*
James C. Hill	500	*
Leon A. Kranz	0	*
Wayne E. Larsen	2,300	*
J. Robert Peart	0	*
John W. Splude	0	*
Gene E. Bunge	0	*
Randy B. Turner	0	*
Gary J. Vroman	0	*
Kerry L. Woody	50,300	*
Directors and Executive Officers
as a Group (13 persons)	53,100	*
* Less than one percent (1%)

(1)  Unless otherwise noted, all shares are owned directly and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire under the Company’s stock option plans as of the record date or within sixty (60) days thereafter, which for Mr. Woody, was 50,000 shares.

ITEM 1 – ELECTION OF DIRECTORS

        At the 2007 Annual Meeting, six (6) directors are to be elected who shall hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. It is the intention of the persons named in the Company’s proxy to vote for the election of each of the nominees listed below, unless authority is withheld. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the proxy will vote for the election of another person recommended by the Board of Directors.

        The Board of Directors recommends you vote FOR the election of each of the six (6) nominees to the Board of Directors set forth below.

Nominees

Lawrence W. Bianchi, 65. Director since 1998. Mr. Bianchi in 1993 retired as the Managing Partner of the Milwaukee, Wisconsin office of KPMG LLP. From 1994 to 1998, Mr. Bianchi served as CFO of the law firm of Foley & Lardner LLP. Mr. Bianchi’s principal occupation is investments.

James C. Hill, 59. Director since 2003. Mr. Hill was Chairman and Chief Executive Officer of Vision Metals, Inc., a steel tubing producer, from 1997 to 2001. Prior to that period he was Corporate Vice President of Quanex Corporation, a NYSE public company and President of its Tube Group from 1983 to 1997.

Leon A. Kranz, 67. Director since 2001. Mr. Kranz was formerly President and Chief Executive Officer of Weber Metals, Inc., a Paramount, California based metals processor, a position he held for over ten years.

J. Robert Peart, 44. Director since 2003. Mr. Peart is Managing Director for Guggenheim Aviation Partners, LLC, a private investment concern since 2004. Prior to that period, he was Managing Director of Residco, a transportation investment banking concern.

John W. Splude, 61. Director since 2004. Mr. Splude is Chairman and Chief Executive Officer of HK Systems, Inc., an automated material handling and logistics software provider, a position he has held for over ten years. He is also a Director of Gehl Company, Superior Die Cast, a regent of Milwaukee School of Engineering, serves on the Advisory Board of U.S. Bank-Wisconsin and is a director of Ministry Health Care.

Kerry L. Woody, 55. Director since 1997. Mr. Woody has been President of the Company since 1995 and Chief Executive Officer since 1998. Previously he was Vice President-Operations, Vice President-Manufacturing Services and Production Manager. He joined the Company in 1975. Mr. Woody is also a regent of the Milwaukee School of Engineering.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        The directors hold regular quarterly meetings, in addition to the meeting immediately following the Annual Meeting of Stockholders, attend special meetings, as required, and spend such time on the affairs of the Company as their duties require. During the fiscal year ended December 31, 2006, the Board of Directors held five (5) meetings. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which they served during the fiscal year ended December 31, 2006. All Board members attended the 2006 Annual Meeting of Stockholders. All Directors, except for Mr. Woody, are considered independent by Nasdaq listing standards. During the fiscal year ended December 31, 2006, there were three standing committees, those being an Audit Committee, an Independent/Nominating Committee and a Compensation Committee.

AUDIT COMMITTEE

        For the year ending December 31, 2006, members of the Audit Committee were Chairman Lawrence W. Bianchi, J. Robert Peart and John W. Splude. Each member of the Audit Committee is “independent” according to the definition of independence contained in Rule 4200(a)(15) of the Nasdaq listing standards. The Board of Directors has designated Mr. Bianchi, an independent director, as the Audit Committee “financial expert,” as defined in Item 407(d) of Regulation S-K. The Audit Committee is established in accordance with section 3(a)(58) (A) of the Exchange Act. The Audit Committee is responsible for annually selecting an independent registered public accounting firm to serve as the Company’s auditors, to meet with and review reports of the Company’s auditors and approve the fees payable to them. The independence of the independent registered public accounting firm auditing the Company’s financial statements is one of the factors evaluated by the Audit Committee when recommending auditors. During fiscal years 2005 and 2006, the Company’s auditors were KPMG LLP. All services provided by KPMG LLP in 2005 and 2006 were authorized by the Audit Committee in accordance with the Audit Committee Charter, including pre-approval of all non-audit services. Services provided in 2005 and 2006 by KPMG LLP resulted in fees of:

	Audit Fees (1)	Audit-Related Fees	Tax Fees	All Other Fees
2005	$435,000	$30,200	$0	$0
2006	$420,000	$0	$0	$0

(1)	For the year ended December 31, 2005, $220,000 of the audit fees charged by KPMG LLP related to the audit of Internal Controls over Financial Reporting. $100,000 of the 2005 audit fees related to a secondary securities offering by one of the Company’s shareholders. That shareholder reimbursed the Company for those fees. The 2006 fee was for an integrated audit which included a review of Internal Controls over Financial Reporting.

The Audit Committee assessed the level of non-audit services in determining the Company’s auditors, KPMG LLP, to be independent. Following conclusion of the 2006 audit by KPMG LLP, the Audit Committee confirms that:

•	the Audit Committee has reviewed and discussed the audited financial statements with management;

•	the Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 as amended;

•	the Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1; and

•	the Audit Committee recommended, based on the reviews and discussions described above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

        In 2006, the Audit Committee asked a number of independent registered public accounting firms to submit proposals for performing an integrated audit of the Company’s financial statements and its internal controls over financial reporting for the Company’s 2007 fiscal year. After reviewing the proposals, the firms’ qualifications and recommendations, the economics of each proposal and interviewing the prospective candidates, the Audit Committee recommended the independent registered public accounting firm Grant Thornton LLP be approved by the Company Board of Directors as the independent registered public accounting firm of the Company for 2007. On March 16, 2007, the Company filed a Form 8-K with the United States Securities and Exchange Commission announcing its intention to change its certifying accountant from KPMG LLP to Grant Thornton LLP.

        The Audit Committee Charter was reviewed by the Audit Committee in 2006 and no changes were made. The Charter was filed as an Exhibit to the Company’s Proxy Statement for the 2003 Annual Meeting of Stockholders. The Company has made the Charter available on the Company’s website, www.ladishco.com. In addition, the Audit Committee provides oversight to the total financial status of the Company as well as assisting the Company with assessments of pension-asset performance and investment criteria. The Audit Committee met five (5) times in 2006 for all of the above purposes.

By the Audit Committee
Lawrence W. Bianchi, J. Robert Peart and John W. Splude

INDEPENDENT/NOMINATING COMMITTEE

        The Company’s Independent/Nominating Committee was established in 2004. The Independent/ Nominating Committee is made up of directors who are not members of the Company’s management. For 2006, the Independent/Nominating Committee consisted of Lawrence W. Bianchi, James C. Hill, Leon A. Kranz, J. Robert Peart and John W. Splude, all of whom are considered to be independent by Nasdaq listing standards. Among other duties, the Independent/Nominating Committee is responsible for nominating the slate of directors to be considered for election at the Company’s annual meeting of stockholders. The Independent/Nominating Committee met three (3) times in 2006. The Independent/Nominating Committee has adopted a Charter which was filed as an Exhibit to the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders. The Company has also made the Charter available on the Company’s website, www.ladishco.com. Pursuant to the terms of the Independent/Nominating Committee Charter, the Independent/Nominating Committee will evaluate all prospective director nominees including all those nominated by Company stockholders. Company stockholders who wish to submit a nominee for director should direct that request to the Company President or Secretary who will forward the same to the Independent/Nominating Committee. In 2006, the Independent/Nominating Committee did not receive any director nominees from Company stockholders. The Independent/Nominating Committee does not apply a prescribed set of qualifications when assessing a nominee, rather the Independent/Nominating Committee evaluates and makes appropriate inquiries into the backgrounds and qualifications of all nominees for director.

By the Independent/Nominating Committee
Lawrence W. Bianchi, James C. Hill, Leon A. Kranz, J. Robert Peart and John W. Splude

COMPENSATION COMMITTEE

        The members of the Compensation Committee for the year ending December 31, 2006 were Chairman Leon A. Kranz, James C. Hill and John W. Splude. The Compensation Committee is responsible for (i) setting the overall policy of the Company’s executive compensation program; (ii) establishing the base salary level for the executive officers; (iii) reviewing and approving the annual incentive program for the Company executives; and (iv) acting as the administrator of the Company’s 1996 Stock Option Program and the 2006 Long-Term Incentive Plan. The Compensation Committee met once in 2006. The Company’s executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a very significant portion of executive compensation to the Company’s success in meeting specified performance goals. The primary criteria used by the Compensation Committee in assessing the performance of the Company’s Chief Executive Officer are the results of the Company as measured by its earnings before interest, taxes, depreciation and amortization (“EBITDA”), the Company’s success in generating cash and the strategic direction of the Company. By monitoring these areas at the Company, the Compensation Committee determines whether the Chief Executive Officer is achieving their expectations. In addition, the Compensation Committee also assesses the accomplishments of the Chief Executive Officer and the other executive officers with respect to activities such as acquisitions, divestitures and the raising of capital for the business.

        The Compensation Committee regularly reports its actions and recommendations to the full Board of Directors. The Compensation Committee Charter was adopted in February 1999. The Company has made the Charter available on the Company’s website, www.ladishco.com. In 2006, none of the actions or recommendations of the Compensation Committee were modified or rejected by the Board of Directors.

By the Compensation Committee
James C. Hill, Leon A. Kranz and John W. Splude

COMPENSATION OF DIRECTORS

        Non-employee directors receive an annual fee of twenty thousand dollars ($20,000.00) which is payable quarterly. Directors who are not officers or employees of the Company also receive a fee of one thousand dollars ($1,000.00) for each Board meeting personally attended. Chairmen of the Audit Committee and the Compensation Committee receive an additional annual fee of four thousand dollars ($4,000.00). In addition, the Company reimburses all directors for expenses associated with attending Board meetings and Board Committee meetings. Beginning in 2007, the Board of Directors elected to increase the annual fee to forty thousand dollars ($40,000.00). All other director compensation remains the same.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Lawrence W. Bianchi	$28,000	$0	$0	$0	$0	$0	$28,000

James C. Hill	$24,000	$0	$0	$0	$0	$0	$24,000

Leon A. Kranz	$28,000	$0	$0	$0	$0	$0	$28,000

J. Robert Peart	$24,000	$0	$0	$0	$0	$0	$24,000

John W. Splude	$24,000	$0	$0	$0	$0	$0	$24,000

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Philosophy

        We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, our executive compensation and benefit programs are designed to advance the following core principles:

•	We strive to compensate our executives at competitive levels to ensure we attract and retain key management employees throughout our Company.

•	We provide our executives with the opportunity to earn reasonable pay for targeted performance.

•	We link our executives’compensation, particularly annual cash bonuses, to established Company performance goals.

        We believe that a disciplined focus on these core principles will benefit us, and ultimately our shareholders in the long term by ensuring that we can attract and retain highly qualified executives who are committed to our long-term success.

Role of Our Compensation Committee

        Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our Executive Officer Incentive Plan, the Stock Option Program and the Long-Term Incentive Plan. Our Compensation Committee is appointed by the Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Leon A. Kranz, John W. Splude and James C. Hill, and is chaired by Mr. Kranz.

        Our Compensation Committee reviews and makes recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, is responsible for establishing the executive compensation packages offered to our named executive officers. Our executive’s base salary, target annual bonus levels and target annual long-term incentive award values are set at competitive levels, with the opportunity to earn reasonable pay for targeted performance as measured against our peer group of companies.

        Our Compensation Committee has taken the following steps to ensure our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines:

•	Utilized studies and surveys of Watson Wyatt and Hewitt Associates to assess the competitiveness of our overall executive compensation and benefits program, and provide a high level review of our Executive Officer Incentive Plan, the Stock Option Program and the Long-Term Incentive Plan;

•	Aligned executive compensation structures based on targeting a competitive level of pay as measured against similarly situated companies;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our CEO independent of input from him;

•	Reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our CEO and determined proper total compensation based on competitive levels as measured against similarly situated companies; and

•	Maintained the practice of holding executive sessions (without management present) at every Committee meeting.

Total Compensation

        We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn reasonable pay for targeted performance, through programs that emphasize performance-based incentive compensation in the form of cash. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is a focus on our financial performance and shareholder return. We believe total compensation was reasonable. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash incentive awards (bonus), long-term incentive compensation, and certain other benefits and perquisites.

Elements of Compensation

Base Salary

        Our Compensation Committee, in consultation with our CEO, strives to establish competitive base salaries for our named executive officers (other than the CEO) as measured against similarly situated companies. When determining the amount of base salary for each of our named executive officers, our Compensation Committee considers the salaries of similarly situated personnel in similar companies. When making adjustments in base salaries, our Compensation Committee generally considers corporate financial performance and return to shareholders. In individual cases where appropriate, our Compensation Committee also considers non-financial performance measures, such as increases in market share, manufacturing efficiency gains, improvements in product quality, and improvements in relations with customers, suppliers, and employees. For 2006, Messrs. Woody, Larsen, Turner, Vroman and Hammond received increases of 12%, 19%, 14%, 11% and 12%, respectively, in their base salaries. These increases were a result of our improved financial performance along with each individual’s performance, accomplishments and varied responsibilities. Base salaries of the named executive officers are reviewed annually. In 2006, base salaries paid to Messrs. Woody, Larsen, Turner, Vroman and Hammond represented 39%, 41%, 51%, 44% and 39%, respectively, of the their total compensation.

Executive Officer Incentive Plan

        Our Executive Officer Incentive Plan provides for the award of annual cash bonuses to our named executive officers. In years of strong financial performance, our named executive officers can earn cash bonuses that would be considered reasonable as compared to similarly situated companies.

        The Executive Officer Incentive Plan is intended to reinforce our corporate goals, promote achievement of certain financial goals and reward the performance of individual officers in fulfilling their personal responsibilities. Consistent with our compensation philosophy, cash bonus payments to our named executive officers are contingent upon the achievement of a specific performance target during the applicable performance period. Specific performance targets may be based on EBITDA, ROA, EPS, stock price or similar criteria. Each performance target may also have a threshold, target and maximum payout level.

        For 2006, the specific performance targets for each of Messrs. Woody, Larsen, Turner, Vroman and Hammond were $41.6 million Ladish EBITDA, $41.6 million Ladish EBITDA, $5.0 million Pacific Cast Technologies EBITDA, $31.6 million Cudahy Forging EBITDA and $41.6 million Ladish EBITDA, respectively.

        In addition to setting performance targets, the Compensation Committee also sets each named executive officer’s target bonus percentage amount. This amount is based on a percentage of each named executive officer’s base salary. In determining the target bonus percentage amount, our Committee considers the executive’s base salary and determines what target bonus percentage amount is required to keep the executive’s annual total cash compensation at a competitive level as compared to similarly situated companies. In addition, our Committee may also consider other various factors, including the impact an executive can have on meeting the stated performance target, previous performance, length of service to the Company and the amount of cash bonuses paid by similarly situated companies. For 2006, Messrs. Woody, Larsen, Turner, Vroman and Hammond had a target bonus percentage amount of 36%, 30%, 25%, 25% and 30%, respectively, of base salary, which equated to a targeted bonus amount of $126,000, $68,000, $45,500, $46,000 and $46,000, respectively, which was to be paid upon the achievement of the above described performance targets for each of such officers. In 2006, Messrs. Woody, Larsen, Turner, Vroman and Hammond received cash bonuses of 77%, 75%, 80%, 74% and 75% of their base salary at year-end, respectively, as all stated performance targets were achieved or exceeded. Because of the relative importance of our Executive Officer Incentive Plan to total compensation and its direct link to the achievement of specific performance targets, we believe that the Executive Officer Incentive Plan remains an important part of our compensation program. In 2006, cash bonuses paid to Messrs. Woody, Larsen, Turner, Vroman and Hammond represented 33%, 34%, 43%, 35% and 31%, respectively, of the their total compensation.

Stock Options

        The Stock Option Program was established by the Company in 1996 to promote the long-term financial interest of the Company by providing for the award of equity-based incentives to key employees and other persons providing material services to the Company. Initially approximately forty (40) persons were granted options with seven (7) persons still having exercisable options as of March 31, 2007. The Stock Option Program provides a means whereby such individuals may acquire shares of Common Stock through the grant of stock options and stock appreciation rights. In 2006, no stock options were awarded. Stock options have not been awarded since 2000.

2006 Long-Term Incentive Plan

        In 2006, the Compensation Committee approved and recommended that the full Board of Directors adopt the Long-Term Incentive Plan for the Company in recognition of the fact the Stock Option Program has no further stock options and the executives of the Company have not received any stock options since 2000. The Long-Term Incentive Plan allows the Compensation Committee to annually make discretionary awards of deferred compensation into investment accounts of designated Company executives and key management. These discretionary awards vest over a four- (4) year period. The overall objective of the Long-Term Incentive Plan is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results. For the year ending December 31, 2006, the discretionary Long-Term Incentive Plan awards were set at 10% of base salary for those participating in the program.

Other Benefits

        We maintain certain other plans which provide, or may provide compensation and benefits to our named executive officers. These plans are principally our pension plan, supplemental executive retirement plan, 401(k) plan and deferred compensation plan.

        Pension Plan

        We maintain a defined benefit pension plan for all salaried employees at the Company’s main Wisconsin facility including four of the named executive officers. Compensation covered by our pension plan includes salary and up to 20% of the bonus amounts reported in the Summary Compensation Table. Bonuses earned in 2006 but paid in 2007 are considered to be compensation for 2007 for purposes of our pension plan. Upon termination of employment, the employee may receive benefits in the form of a monthly payment on a straight life annuity basis and such amounts are not subject to any deduction for Social Security or other offset amounts.

        Several of the operating business units of the Company do not have a defined benefit pension plan for the employees of those units. For certain of those employees, the Company has established a deferred compensation in lieu of a defined benefit plan. In 2006, the Company contributed $8,850 into this program on behalf of Mr. Turner.

        Supplemental Retirement Agreements

        The Company has a supplemental executive retirement agreement with four of the five named executive officers, which supplement such officers’ retirement income. Under the agreements, such named executive officers are entitled to receive a monthly retirement for the lifetime of such officer.

        401(k) Plan

        The Ladish Co., Inc. Savings and Deferral Investment Plan, which has been qualified under section 401(k) of the Internal Revenue Code, provides that salaried, non-union employees with six months’ service may contribute 1% to 50% of their annual base salary to the Savings and Deferral Investment Plan and the Company will provide a matching contribution in an amount to be determined by the Board of Directors of the Company. Employees’ contributions of 1% to 50% can be “before tax” contributions, “after tax” contributions or a combination of both. The employees’ contributions and the matching Company contribution may be placed by the employee in a fixed income fund, an equity investment fund or various combinations of each.

        Deferred Compensation

        The Elective Deferred Compensation Plan was approved by the Board of Directors during 2000 and became effective during the fourth quarter of 2000. The Elective Deferred Compensation Plan is available to management employees of the Company and its subsidiaries. Participants in the Elective Deferred Compensation Plan may elect to defer salary and/or bonus on an unsecured basis and may select any of eight investment options. There is no Company matching contribution to the Elective Deferred Compensation Plan and the Company does not guaranty any return on any of the investment options available to the participants in the Elective Deferred Compensation Plan.

        Perquisites

        In 2006, we provided certain perquisites as summarized below:

             Company Cars for Personal Use

        During 2006, Messrs. Woody, Larsen, Turner, Vroman and Hammond used our vehicles for personal travel, resulting in a benefit to the executives of $5,635, $4,553, $2,500, $6,203 and $5,999, respectively.

             Life Insurance

        We provide supplemental term life insurance to certain of our executives. For 2006, this benefit was valued at $1,296, $1,296, $1,703, $774 and $2,304, respectively, for Messrs. Woody, Larsen, Turner, Vroman and Hammond.

        The following table sets forth information for the Company’s fiscal year ended December 31, 2006 with regard to the compensation for their services to the Company of the Chief Executive Officer, the Principal Financial Officer and each of the other three (3) most highly compensated executive officers serving the Company at the close of the Company’s most recently completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value & Nonqualified Deferred Compensa- tion Earnings ($) (1)(2)(3)	All Other Compen- sation ($) (4)	Total ($)

Kerry L. Woody	2006	$350,313	$37,500	--	--	$288,750	$199,785	$11,611	$887,959
President &
Chief Executive Officer

Wayne E. Larsen
Vice President Law/	2006	$227,733	$ 25,000	--	--	$187,500	$108,166	$10,439	$558,838
Finance & Secretary

Randy B. Turner
President - Pacific	2006	$182,000	$19,000	--	--	$152,000	$351	$4,203	$357,554
Cast Technologies, Inc.

Gary J. Vroman
Vice President	2006	$185,294	$20,000	--	--	$148,000	$56,359	$13,815	$423,468
Sales & Marketing

Lawrence C. Hammond
Vice President	2006	$153,271	$16,000	--	--	$120,000	$85,903	$13,771	$388,945
Human Resources

(1)     The 2006 change in pension value of $161,781, $84,010, $56,359 and $76,823, respectively, for Messrs. Woody, Larsen, Vroman and Hammond reflects an actuarial calculation of the annual increase in pension value resulting from an additional year of credited service for each individual.

(2)     The nonqualified deferred compensation earnings of $38,004, $24,156 and $9,080, respectively, for Messrs. Woody, Larsen and Hammond reflects earnings on income from prior periods these individuals have previously deferred into the Elective Deferred Compensation Plan.

(3)     Mr. Turner’s deferred earnings of $351 arise from the Company’s previous grant into Mr. Turner’s deferral account in 2005.

(4)     All other compensation primarily consists of supplemental life insurance provided to the above-listed executives along with automobile allowances.

2006 GRANTS OF PLAN-BASED AWARDS
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)

Kerry L. Woody	--	--	--	--	--	--	--	--	--	--

Wayne E. Larsen	--	--	--	--	--	--	--	--	--	--

Randy B. Turner	--	--	--	--	--	--	--	--	--	--

Gary J. Vroman	--	--	--	--	--	--	--	--	--	--

Lawrence C. Hammond	--	--	--	--	--	--	--	--	--	--

        Disclosure Regarding the Summary Compensation Table. The Company has structured its executive compensation program to attract and retain key employees by tying the individual’s total compensation to the performance of both the Company and the individual. The Company considers annual performance which is reflected in the awards under the Executive Officer Incentive Plan as well as long-term contributions which are reflected in base salary and the Long-Term Incentive Plan. Retention of key employees is addressed by separate agreements with those individuals. The Company has entered into employment agreements with Messrs. Woody, Larsen, Vroman and Hammond which are substantially similar in all respects. The basic agreement provides for a number of benefits all of which vest after 10 years of employment, three of which must be as a Company officer, and include group term life insurance, health and dental coverage and long-term disability coverage. The Company has a separate agreement with Mr. Turner.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kerry L. Woody	50,000	--	--	$8.25	3/9/08	--	--	--	--

Wayne E. Larsen	--	--	--	--	--	--	--	--	--

Randy B. Turner	--	--	--	--	--	--	--	--	--

Gary J. Vroman	--	--	--	--	--	--	--	--	--

Lawrence C. Hammond	--	--	--	--	--	--	--	--	--

2006 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kerry L. Woody	50,000	$1,464,684	--	--

Wayne E. Larsen	10,000	$285,921	--	--

Randy B. Turner	--	--	--	--

Gary J. Vroman	10,000	$300,150	--	--

Lawrence C. Hammond	30,000	$873,955	--	--

EQUITY COMPENSATION PLAN INFORMATION
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans	63,336	$8.52	39,500
approved by security holders

Equity compensation plans
not approved by security holders	--	--	--

Total	63,336	$8.52	39,500

PENSION BENEFITS AS OF DECEMBER 31, 2006
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Kerry L. Woody	Officer’s Plan	14.8	988,789	--

Wayne E. Larsen	Officer’s Plan	20.9	415,740	--

Randy B. Turner	--	--	--	--

Gary J. Vroman	Officer’s Plan	11.3	256,218	--

Lawrence C. Hammond	Officer’s Plan	13.1	466,111	--

        Defined Benefit Plan. The Ladish Co., Inc. Salaried Pension Plan (the “Pension Plan”) is a “defined benefit” pension plan generally covering salaried, non-union employees at the Cudahy, Wisconsin facility of the Company who are not covered by any other defined benefit plan to which the Company makes contributions pursuant to a collective bargaining agreement.

        Upon reaching normal retirement at or after age 65, a participant is generally entitled to receive an annual retirement benefit for life. The Pension Plan provides alternative actuarially equivalent forms of benefit payment. Vesting under the Pension Plan occurs after five years of continued service.

        The monthly retirement benefit at the normal retirement age of at least 65 is determined pursuant to a formula as follows: 1.25% of the average base salary (exclusive of bonuses or other incentive or special compensation) of the individual during the consecutive five year period of service within the ten years preceding termination of employment (or after age 45, if longer) that his/her earnings were highest is multiplied by the number of years of benefit service (as defined in the plan). Monthly normal retirement benefits are payable on a straight life annuity basis and such amounts are not subject to any deduction for Social Security or other offset amounts.

        The following table sets forth the annual benefits payable to a participant who qualified for normal retirement in 2006, with the specified highest average earnings during the consecutive five year period of service within the ten years prior to retirement and the specified years of benefit service:

Average Annual Earnings for Highest 5-Year Period Within	Years of Benefit Service
the 10-Years Preceding Retirement	10	15	20	25	30	40
$50,000	$6,250	$9,375	$12,500	$15,625	$18,750	$25,000

$100,000	$12,500	$18,750	$25,000	$31,250	$37,500	$50,000

$150,000	$18,750	$28,125	$37,500	$46,875	$56,250	$75,000

$200,000	$25,000	$37,500	$50,000	$62,500	$75,000	$100,000

$250,000	$31,250	$46,875	$62,500	$78,125	$93,750	$125,000

$300,000	$37,500	$56,250	$75,000	$93,750	$112,500	$150,000

        The years of benefit service for Messrs. Woody, Larsen, Vroman and Hammond as of December 31, 2006 were 31.5, 25.9, 24.6 and 26.2, respectively.

        Officer Plans. The Company has entered into officer agreements with seven current officers of the Company, including Messrs. Woody, Larsen, Hammond and Vroman. Each employee covered by the agreements, upon full vesting, is entitled to receive supplemental disability or retirement benefits; provided that in no event may a person’s total retirement benefits under the agreements exceed 60% of the monthly average base salary (inclusive of bonuses or other compensation) during the five calendar years immediately preceding retirement.

        The retirement benefit at the normal retirement age of at least 62 is determined pursuant to a formula as follows: 60% of the monthly average of the employee’s base salary plus any incentive compensation which does not exceed twenty percent of the base salary during the five calendar years of highest compensation over ten years immediately preceding retirement multiplied by years of service, up to 15, and divided by 15. If an employee suffers a disability (as defined in the plan), he is entitled to benefits paid under the same formula as in the preceding sentence (with his years of service calculated as if he had retired at age 62), reduced by other disability benefits paid by the Company or through workers’ compensation (unless he is receiving fixed statutory payments for certain bodily injuries).

        Any amount to be paid under the agreements shall be reduced by any benefit paid to an employee or his beneficiary pursuant to the pension plan. All assumptions utilized by the Pension Plan and the Officer Plans can be found in pension footnote No. 8 to the Company’s audited financial statements contained in the Company’s Form 10-K for the year ending December 31, 2006.

2006 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kerry L. Woody	106,781	37,500	38,004	--	587,398

Wayne E. Larsen	92,773	25,000	24,156	--	412,229

Randy B. Turner	--	19,000	351	--	19,351

Gary J. Vroman	--	20,000	--	--	20,000

Lawrence C. Hammond	85,981	16,000	9,080	--	126,015

(1) These amounts are reported as compensation in the Summary Compensation Table for each of the named executive officers.

        Participants in the Elective Deferred Compensation Plan may elect to defer salary and/or bonus on an unsecured basis and may select any of eight investment options. There is no Company match contribution to this Plan and the Company does not guaranty any return on any of the investment options in this Plan. Additionally, under the Company’s Long-Term Incentive Plan, the Compensation Committee made discretionary awards of deferred compensation of 10% of current base salary for each named executive officer.

        Potential Payments Upon Termination or Change-in-Control. The Company has entered into employment agreements with Messrs. Woody, Larsen, Hammond and Vroman which are substantially similar in all respects. The basic employment agreement provides for a number of benefits, all of which vest after ten years of employment, including group term life insurance, health and dental coverage and long-term disability coverage.

        The agreements provide that, upon the involuntary termination of the employee other than for cause, the Company is required to pay the employee 24 months of severance pay, determined by the employee’s base monthly salary at the time of termination. In the case of Messrs. Woody and Larsen they are entitled to 30 months of severance pay. Upon retirement at age 62, the employee will receive his normal retirement benefits. Such benefits include a monthly payment equal to 60% of the employee’s average compensation (i.e., monthly average of compensation for the five years of highest compensation over the ten years prior to retirement) multiplied by a fraction, the numerator of which is the length of service of the employee up to 15 and the denominator of which is 15. There are also provisions adjusting this calculation in the event of early retirement. Disabled employees can also be eligible for certain retirement benefits. All retirement benefits are tolled during any period of re-employment by the Company. Each agreement further provides that any compensation paid by the Company shall be reduced by any benefit paid under the Company’s salaried employees’ retirement plan. Mr. Turner has a separate agreement with the Company which provides for six months of severance pay in the event of involuntary separation other than for cause.

        Tables Summarizing Payments Following Termination. The following tables describe the potential payments upon termination. These tables assume the executives employment was terminated on December 29, 2006, the last business day of our fiscal year.

        The following table sets forth certain information relating to compensation following a termination of employment of Kerry L. Woody.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Death	Disability
Compensation:
Severance	$ --	$937,500	$ --	$ --	$ --
Supplemental Retirement Plan	988,789	988,789	988,789	988,789	988,789
Benefits and Perquisites:
Post-Termination Health Insurance (1)	381,690	381,690	381,690	243,664	381,690
Life Insurance Proceeds (2)	100,000	100,000	100,000	200,000	100,000
Disability Benefits (3)	180,000	180,000	180,000	--	180,000
Total:	$1,650,479	$2,587,979	$1,650,479	$1,432,453	$1,650,479

        The following table sets forth certain information relating to compensation following a termination of employment of Wayne E. Larsen.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Death	Disability
Compensation:
Severance	$ --	$625,000	$ --	$ --	$ --
Supplemental Retirement Plan	415,740	415,740	415,740	415,740	415,740
Benefits and Perquisites:
Post-Termination Health Insurance (1)(4)	364,021	364,021	364,021	216,531	364,021
Life Insurance Proceeds (2)	100,000	100,000	100,000	200,000	100,000
Disability Benefits (3)	166,500	166,500	166,500	--	166,500
Total:	$1,046,261	$1,671,261	$1,046,261	$832,271	$1,046,261

        The following table sets forth certain information relating to compensation following a termination of employment of Randy B. Turner.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Death	Disability
Compensation:
Severance	$ --	$ 95,000	$ --	$ --	$ --
Supplemental Retirement Plan	--	--	--	--	--
Benefits and Perquisites:
Post-Termination Health Insurance (1)	--	--	--	--	--
Life Insurance Proceeds (2)	380,000	380,000	380,000	380,000	380,000
Disability Benefits (3)	114,000	114,000	114,000	--	114,000
Total:	$494,000	$589,000	$494,000	$380,000	$494,000

        The following table sets forth certain information relating to compensation following a termination of employment of Gary J. Vroman.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Death	Disability
Compensation:
Severance	$ --	$400,000	$ --	$ --	$ --
Supplemental Retirement Plan	256,218	256,218	256,218	256,218	256,218
Benefits and Perquisites:
Post-Termination Health Insurance (1)	367,137	367,137	367,137	219,538	367,137
Life Insurance Proceeds (2)	100,000	100,000	100,000	200,000	100,000
Disability Benefits (3)	133,400	133,400	133,400	--	133,400
Total:	$856,755	$1,256,755	$856,755	$675,756	$856,755

        The following table sets forth certain information relating to compensation following a termination of employment of Lawrence C. Hammond.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Death	Disability
Compensation:
Severance	$ --	$320,000	$ --	$ --	$ --
Supplemental Retirement Plan	466,111	466,111	466,111	466,111	466,111
Benefits and Perquisites:
Post-Termination Health Insurance (1)(4)	309,903	309,903	390,903	199,175	309,903
Life Insurance Proceeds (2)	100,000	100,000	100,000	200,000	100,000
Disability Benefits (3)	106,720	106,720	106,720	--	106,720
Total:	$982,734	$1,302,734	$982,734	$865,286	$982,734

(1)     All assumptions used in the determination of these present values are the same as the assumptions used in the January 1, 2007 actuarial valuation of the postretirement medical benefits for footnote No. 8 to the audited financial statements contained in the Company’s Form 10-K for the year ending December 31, 2006.

(2)     Vested life insurance benefits under the Officer Plans for Messrs. Woody, Larsen, Vroman and Hammond provide for a $200,000 term life policy while employed and a $100,000 term life policy after leaving the Company. Mr. Turner has a $380,000 term life policy provided from the Company.

(3)     Disability insurance is provided for 66.6% of base salary up to a maximum monthly benefit of $15,000. The above figure represents an annual benefit until the age of 65.

(4)     Messrs. Larsen and Hammond do not accept medical benefits from the Company. This entry represents an actuarial assumption should they have received such benefits.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K.

Leon A. Kranz, Chairman
James C. Hill and John W. Splude

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

        The members of the Compensation Committee for the full year ending December 31, 2006 were Chairman Leon A. Kranz, James C. Hill and John W. Splude. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. During the year ending December 31, 2006, Kerry L. Woody, President and Chief Executive Officer of the Company, did not serve on the Compensation Committee of the Company. No insider at the Company participated on the Compensation Committee in 2006.

CERTAIN RELATIONSHIPS

        The Company participates in a joint venture with Weber Metals, Inc., of which Leon A. Kranz, a director of the Company, is also a director. The Company made payments of approximately $966,975 to Weber Metals, Inc. under the joint venture in the year ending December 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”).

        Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on review of reports furnished to it, each individual who was required to file such a report for the calendar year ending December 31, 2006 did so in a timely manner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        KPMG LLP have been the auditors of the financial statements of the Company for the fiscal years ended December 31, 2006 and 2005. It is anticipated that representatives of KPMG LLP will be present at the 2007 Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions raised at the 2007 Annual Meeting or submitted to them in writing before the 2007 Annual Meeting.

        KPMG LLP has informed the Company that it does not have any direct financial interest in the Company and that it has not had any direct connection with the Company in the capacity of promoter, underwriter, director, officer or employee.

        As is customary, auditors for the current fiscal year will be appointed by the Audit Committee, ratified by a majority of the stockholders at the 2007 Annual Meeting of Stockholders and ratified by the Board of Directors at their meeting immediately following the 2007 Annual Meeting of Stockholders.

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2007. The Audit Committee expects that the full Board of Directors will ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm at their first meeting after the 2007 Annual Meeting of Stockholders.

        The Board of Directors recommends that you vote IN FAVOR of Proposal 2.

OTHER MATTERS

        Management of the Company is not aware of other matters to be presented for action at the 2007 Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

        Stockholders who wish to include a proposal in the proxy statement for the Company’s Annual Meeting of Stockholders for 2008 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must forward the proposal to the Secretary of the Company no later than December 4, 2007. Stockholder proposals other than pursuant to Rule 14a-8 will be considered untimely under the Company’s By-laws if received less than 45 days in advance of the Annual Meeting of Stockholders in 2008 and the Company will not be required to present such proposals at the meeting. If the Board of Directors of the Company chooses to present such a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

        Any stockholder who wishes to communicate to the entire Board of Directors of the Company, or to any individual director, may send that communication in writing to the Secretary of the Company and it will be forwarded to the appropriate member(s) of the Board of Directors. All written stockholder communications to the Board of Directors will be forwarded to the designated recipient(s).

REPORT ON FORM 10-K

        Upon the written request of any stockholder, addressed to the Secretary of the Company, the Company will provide to such stockholder, without charge, a copy of the Company’s 2006 Annual Report on Form 10-K (without exhibits), as filed with the Securities and Exchange Commission.

MISCELLANEOUS

        Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Alternatively, if shareholders at a shared address are receiving multiple copies of an annual report and/or proxy statement and wish to only receive a single copy, we will cease providing multiple copies upon written or oral request. Stockholders may notify us of their requests by calling Wayne E. Larsen at (414) 747-2611 or writing Ladish Co., Inc., 5481 S. Packard Avenue, Cudahy, Wisconsin 53110.

        It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy.

By Order of the Board of Directors
/s/ WAYNE E. LARSEN
Wayne E. Larsen
March 26, 2007	Secretary

PROXY

ANNUAL MEETING OF THE STOCKHOLDERS OF LADISH CO., INC.
TO BE HELD ON MAY 2, 2007

        This Proxy is being solicited by the Board of Directors of Ladish Co., Inc. (the “Company”). The undersigned hereby appoints Wayne E. Larsen and Kerry L. Woody with full power to act alone and with full power of substitution, as proxy of the undersigned, to attend the Annual Meeting of the Company, to be held on Wednesday, May 2, 2007, in the Creole Meeting Room of the Four Points Hotel Sheraton Milwaukee Airport, 4747 South Howell Avenue, Milwaukee, Wisconsin, at 10:00 a.m., Central Daylight Time, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of Common Stock of the Company held of record by the undersigned on March 21, 2007, upon any and all matters that may properly come before the Annual Meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED BELOW. This Proxy, when properly executed, may be voted in the discretion of the proxy upon any and all other matters that may properly come before the Annual Meeting and the proxy is hereby authorized to vote the shares of Common Stock represented by the proxy on matters incident to the conduct of the Annual Meeting, including any motion to adjourn or postpone the Annual Meeting (although the proxy does not intend, and is not aware at this time of any intention of any other person, to make such a motion).

        This Proxy may be revoked at any time before the authority hereby granted is exercised by (i) delivering a written statement of revocation to the Secretary of the Company, (ii) submitting a later dated Proxy or (iii) attending the Annual Meeting and voting in person.

        PROPOSAL (1): To elect six (6) Directors, to serve for the term of one year or until their successors have been elected and have duly qualified.

Lawrence W. Bianchi	|_| FOR	|_| WITHHOLD
James C. Hill	|_| FOR	|_| WITHHOLD
Leon A. Kranz	|_| FOR	|_| WITHHOLD
J. Robert Peart	|_| FOR	|_| WITHHOLD
John W. Splude	|_| FOR	|_| WITHHOLD
Kerry L. Woody	|_| FOR	|_| WITHHOLD

        PROPOSAL (2): To ratify the action taken by the Audit Committee of the Board of Directors in retaining the independent audit firm of Grant Thornton LLP as the independent auditors of the Company for 2007.

|_| FOR	|_| AGAINST	|_| ABSTAIN

Dated_________________________________, 2007

Number of Shares:_________________

Signature

Signature, if held jointly

NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, broker or guardian please give full title as such. If a corporation, please have the corporate name signed in full by the president or other authorized officer. If a partnership, please have the partnership name signed by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.